Exhibit 99.1




                       MILPI HOLDINGS, LLC AND SUBSIDIARY


                        CONSOLIDATED FINANCIAL STATEMENTS

















                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS






Description                                                                       Page
--------------------------------------------------------------------------------  ----

Independent Auditors' Report                                                         2

Consolidated Balance Sheet as of December 31, 2001                                   3

Consolidated Statement of Operations  for the period February 7, 2001
  (Date of Inception) through December 31, 2001                                      4

Consolidated Statement of Shareholders'  Equity  for the period February 7, 2001
  (Date of Inception) through December 31, 2001                                      5

Consolidated Statement of Cash Flows  for the period February 7, 2001
  (Date of Inception) through December 31, 2001                                      6

Notes to Consolidated Financial Statements                                           7

INDEPENDENT  AUDITORS'  REPORT





The  Board  of  Directors  and  Members
MILPI  Holdings,  LLC:

We have audited the accompanying consolidated balance sheet of MILPI Holdings, LLC, a Delaware limited liability company, and subsidiary (the "Company") as of December 31, 2001 and the related statements of operations, shareholders' equity and cash flows for the period February 7, 2001 (date of inception) through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001, and the results of its operations and its cash flows for the period February 7, 2001 (date of inception) through December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


/s/  Deloitte  &  Touche  LLP


Certified  Public  Accountants

Tampa,  Florida
March  12,  2002


























                       MILPI HOLDINGS, LLC AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 2001
                 (in thousands of dollars, except share amounts)


ASSETS

Cash and cash equivalents                                             $14,037
Receivables, net of allowance for doubtful accounts of $45                 39
Receivables from affiliates                                               951
Equity interest in affiliates                                          20,948
Assets Held for Sale                                                        -
Restricted cash and cash equivalents                                       75
Other assets, net                                                       2,759
Goodwill, net of accumulated amortization of $765                       4,590
                                                                      -------
      Total assets                                                    $43,399
                                                                      ========

LIABILITIES

Payables and other liabilities                                        $ 5,702
Deferred income taxes                                                   9,751
                                                                      -------
     Total liabilities                                                 15,453
                                                                      -------

Minority interest                                                       3,029
                                                                      -------

Commitments and contingencies

SHAREHOLDERS'  EQUITY
Common stock ($0.01 par value, 20 shares authorized and outstanding)        -
Paid-in capital, in excess of par                                      21,970
Retained earnings                                                       2,947
                                                                      -------
     Total shareholders' equity                                        24,917
                                                                      -------
     Total liabilities, minority interest and shareholders' equity    $43,399
                                                                      ========

















       See accompanying notes to these consolidated financial statements.

                       MILPI HOLDINGS, LLC AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE PERIOD  FEBRUARY 7, 2001 (DATE OF INCEPTION)
                            THROUGH DECEMBER 31, 2001
                            (in thousands of dollars)





REVENUES
Operating lease income                          $   472
Management fees                                   5,217
Partnership interests and other fees              1,716
Acquisition and lease negotiation fees            2,032
Loss on disposition of assets, net                  (91)
Other                                             1,030
                                                 -------
  Total revenues                                 10,376
                                                 -------

EXPENSES
Operations support                                  800
Impairment of investment in managed programs        511
Depreciation and amortization                     1,255
General and administrative                        3,290
                                                 -------
  Total costs and expenses                        5,856
                                                 -------

          Operating Income                        4,520

Interest expense                                     (6)
Interest income                                     384
Other income, net                                    89
                                                 -------
  Income before income taxes                      4,987

Provision for income taxes                        1,611
Minority interest                                   429
                                                 -------

  Net income                                    $ 2,947
                                                ========

  Net income per weighted-average common share
  outstanding                                   $   147
                                                ========












       See accompanying notes to these consolidated financial statements.

                       MILPI HOLDINGS, LLC AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
              FOR THE PERIOD  FEBRUARY 7, 2001 (DATE OF INCEPTION)
                            THROUGH DECEMBER 31, 2001
                            (in thousands of dollars)


                               Common   Additional        Retained
                               Stock    Paid in Capital   Earnings   Total
                               -------  ----------------  ---------  -------
 Balance at February 7, 2001   $     -  $         21,776  $       -  $21,776

   Capital contribution              -               194          -      194

   Net income                        -                 -      2,947    2,947
                               -------  ----------------  ---------  -------

 Balance at December 31, 2001  $     -  $         21,970  $   2,947  $24,917
                               ========  ===============  =========  ========































            See  accompanying  notes to these consolidated financial statements.

                       MILPI HOLDINGS, LLC AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
               FOR THE PERIOD FEBRUARY 7, 2001 (DATE OF INCEPTION)
                            THROUGH DECEMBER 31, 2001
                            (in thousands of dollars)



CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income                                                 $ 2,947
Adjustments to reconcile net income to net
 cash (used in) provided by operating activities:
  Depreciation and amortization                              1,255
  Compensation expense related to variable stock options       315
  Loss on disposition of assets, net                            91
  Partnership interests and other fees                      (1,716)
  Impairment of investment in managed programs                 511
  Minority interest                                            429
Changes in assets and liabilities:
  Increase in deferred income taxes                            867
  Decrease in payables and other liabilities                (9,484)
  Decrease in receivables and receivables from affiliates    1,576
  Increase in other assets                                    (176)
                                                           --------
    Net cash used in operating activities                   (3,385)
                                                           --------

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Cash distribution from managed programs                      1,591
Loans made to affiliates                                    (5,500)
Repayment of loans made to affiliates                        5,500
Purchase of property, plant and equipment                      (71)
Proceeds of sale of equipment for lease                        313
Proceeds from the sale of assets held for sale              10,250
Decrease in restricted cash                                  1,673
                                                           --------
    Net cash provided by investing activities               13,756
                                                           --------

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Capital contribution                                           194
Redemption of stock options                                   (919)
                                                           --------
    Net cash used in financing activities                     (725)
                                                           --------

Net increase in cash and cash equivalents                    9,646
Cash and cash equivalents at beginning of period             4,391
                                                           --------
Cash and cash equivalents at end of period                 $14,037
                                                           ========


SUPPLEMENTAL INFORMATION

Cash paid during the period for interest                   $     6
                                                           ========
Cash paid during the period for income taxes               $ 6,216
                                                           ========



       See accompanying notes to these consolidated financial statements.

     MILPI  HOLDINGS,  LLC  AND  SUBSIDIARY
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS


1.     SUMMARY  OF  BUSINESS  AND  SIGNIFICANT  ACCOUNTING  POLICIES

BACKGROUND

MILPI Holdings, LLC ("MILPI" or the "Company") was formed on December 12, 2000, under the laws of the state of Delaware and is governed by its Operating
Agreement, dated December 13, 2000. There were no activities of MILPI from December 12, 2000 through February 7, 2001. MILPI was created by four separate trusts (AFG Investment Trust A, AFG Investment Trust B, AFG Investment Trust C and AFG Investment Trust D, collectively the "Trusts") for the purpose of acquiring PLM International, Inc. and subsidiaries ("PLM"). PLM is an equipment management company and operates in one business segment, the leasing of transportation equipment and the creation of equipment-leasing solutions for domestic and international customers.

On February 7, 2001 ("Date of Inception"), MILPI Acquisition Corp. ("MAC"), a wholly-owned subsidiary of MILPI, closed on a Tender Offer ("Tender Offer") to purchase all of the outstanding shares of PLM for a cash price of approximately $21.8 million, resulting in goodwill of approximately $5.8 million. The $21.8 million of cash used in the Tender Offer was contributed by the Trusts and represents their initial capital contribution. MAC acquired 83% of the common shares outstanding of PLM through the Tender Offer. On February 6, 2002, MAC completed its acquisition of PLM through the acquisition of the remaining 17% of the outstanding PLM common shares and by effecting a merger of MAC into PLM, under Delaware law. Concurrent with the completion of the merger, PLM ceased to be publicly traded. PLM's shareholders approved the merger pursuant to a special shareholders' meeting.

The acquisition of the stock of PLM was accounted for as a business combination in accordance with Accounting Principles Board Opinion No. 16 ("APB No. 16"). In accordance with APB No. 16, the Company allocated the total purchase price to the assets acquired and liabilities assumed based on the estimated fair market values at the date of acquisition. There are no contingencies or other matters that could materially affect the allocation of the purchase cost.

The Company's consolidated balance sheet, reflecting the above business combination, as of February 7, 2001 was as follows (in thousands of dollars):

ASSETS
Cash and cash equivalents                                             $ 4,391
Restricted cash and cash equivalents                                    1,748
Receivables                                                             1,222
Receivables from affiliates                                             1,344
Equity interest in affiliates                                          21,334
Assets held for sale                                                   10,250
Other assets                                                            3,406
Goodwill                                                                5,840
                                                                      -------
   Total assets                                                       $49,535
                                                                      =======

LIABILITIES
Payables and other liabilities                                        $16,275
Deferred income taxes                                                   8,884
                                                                      -------
   Total liabilities                                                   25,159

Minority interest                                                       2,600

SHAREHOLDERS' EQUITY
Common stock ($0.01 par value, 20 shares authorized and outstanding)        -
Paid-in capital, in excess of par                                      21,776
                                                                      -------
  Total liabilities, minority interest and shareholders' equity       $49,535
                                                                      =======



The  Company's  fiscal  year  end  is  December  31.


     MILPI  HOLDINGS,  LLC  AND  SUBSIDIARY
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS


PRINCIPLES  OF  CONSOLIDATION  AND  BASIS  OF  PRESENTATION

Investments for which the Company has less than a 50% ownership interest are accounted for using the equity method. All significant intercompany transactions among the consolidated group have been eliminated.

The Company has recorded a minority interest in the Company's consolidated balance sheet as of December 31, 2001 to reflect the ownership of PLM's common shares that were not tendered.

ESTIMATES

These consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT IN AND MANAGEMENT OF EQUIPMENT GROWTH FUNDS, OTHER LIMITED PARTNERSHIPS, PRIVATE PLACEMENT PROGRAMS AND LIMITED LIABILITY COMPANY

PLM earns revenues in connection with the management of limited partnerships and private placement programs. Equipment acquisition and lease negotiation fees are earned through the purchase and initial lease of equipment, and are recognized as revenue when PLM completes all of the services required to earn the fees, typically when binding commitment agreements are signed.

Management fees are earned for managing the equipment portfolios and administering investor programs as provided for in various agreements, and are recognized as revenue over time as they are earned.

As compensation for organizing a partnership investment program, PLM was granted an interest (between 1% and 5%) in the earnings and cash distributions of the program, in which PLM Financial Services, Inc. ("FSI"), a wholly owned subsidiary of PLM, is the General Partner. PLM recognizes as partnership interests its equity interest in the earnings of the partnerships, after adjusting such earnings to reflect the effect of special allocations of the programs' gross income allowed under the respective partnership agreements.

From May 1995 through May 1996, Professional Lease Management Income Fund I, LLC ("Fund I"), a limited liability company with a no front-end fee structure, was offered as an investor program. FSI serves as the manager for the program. No compensation was paid to PLM for the organization and syndication of interests, the acquisition of equipment, the negotiation of leases for equipment, or the placement of debt. PLM funded the costs of organization, syndication, and offering through the use of operating cash and has capitalized these costs as its investment in Fund I. PLM has equity interest of 15% for its contribution to the program. Costs funded in excess of its 15% interest are considered goodwill and are amortized through the end of the program.

In return for its investment, PLM is entitled to a 15% interest in the cash distributions and earnings of Fund I, subject to certain allocation provisions. PLM's interest in the cash distributions and earnings of Fund I will increase to 25% after the investors have received distributions equal to their invested capital. PLM is entitled to monthly fees for equipment management services and reimbursement for providing certain administrative services.

The Company is entitled to reimbursement from the investment programs for providing certain administrative services.






     MILPI  HOLDINGS,  LLC  AND  SUBSIDIARY
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS

In accordance with the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," ("SFAS No. 121"), the Company reviews the carrying value of its investments whenever circumstances indicate that the carrying value may not be recoverable. If projected undiscounted future cash flows are lower than the carrying value of its equity interest in affiliates, a loss on revaluation is recorded. During the period February 7, 2001 (Date of Inception) through December 31, 2001, the Company recorded an impairment of $511,000 on its equity interest in affiliates due to a change in market conditions, primarily in the airline industry, after the events of September 11, 2001.

RESTRICTED  CASH  AND  CASH  EQUIVALENTS

The Company considers highly liquid investments readily convertible into known amounts of cash with original maturities of 90 days or less as cash equivalents.

Restricted cash consists of bank accounts and short-term investments that are primarily subject to withdrawal restrictions per loan and other legally binding agreements.

OTHER  ASSETS

Other assets include loan fees, which are amortized under the effective interest method over the life of the related loan.

GOODWILL

Goodwill of approximately $5.8 million was originally recorded in conjunction with the acquisition of 83% of the common stock of PLM. This goodwill included approximately $2.0 million of total costs estimated for severance of PLM employees and relocation costs in accordance with management's formal plan to involuntarily terminate employees, which plan was developed in conjunction with the acquisition. During the fourth quarter of 2001, the estimates for severance and relocation costs were reduced by $0.5 million based on actual costs incurred related to these activities and, therefore, total goodwill was reduced by $0.5 million. Goodwill is amortized using the straight-line method over the estimated life of PLM, which is 7 years.

INCOME  TAXES

MILPI is a partnership for tax purposes and as such is not taxed on its operations. MAC and PLM are C corporations, which recognize income tax expense using the asset and liability method. Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.


Deferred income taxes arise primarily because of differences in the timing of reporting equipment depreciation, partnership income, and certain accruals for financial statement and income tax reporting purposes.

NEW  ACCOUNTING  PRONOUNCEMENTS

On June 29, 2001, SFAS No. 141, "Business Combinations" ("SFAS No. 141"), was approved by the FASB. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets with indefinite lives will remain on the balance sheet and not be amortized. The Company implemented SFAS No. 141 on July 1, 2001. The adoption of SFAS No. 141 did not have an impact on the results of operations or financial position of the Company.

On June 29, 2001, SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS No.
142), was approved by the FASB. SFAS No. 142 changes the accounting for goodwill and other intangible assets determined to have an indefinite useful life from an amortization method to an impairment-only approach. Amortization of applicable intangible assets will cease upon adoption of this statement. The Company is required to implement SFAS No. 142 on January 1, 2002 and has not yet determined the impact, if any, this statement will have on its financial position or results of operations.


                       MILPI HOLDINGS, LLC AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), which replaces SFAS No. 121. SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets, expands the scope of a discontinued operation to include a component of an entity, and eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company will apply the new rules on accounting for the impairment or disposal of long-lived assets beginning in the first quarter of 2002, and they are not anticipated to have an impact on the Company's earnings or financial position.

2.     ASSETS  HELD  FOR  SALE

As of February 7, 2001, the Company had $10.3 million in marine containers classified as assets held for sale. During 2001, the Company sold these marine containers to affiliated programs at cost, which approximated their fair market value.

As  of  December  31,  2001,  the  Company  had  no  assets  held  for  sale.

3.     EQUITY  INTEREST  IN  AFFILIATES

FSI is the General Partner or manager of 10 investment programs. Distributions of the programs are allocated as follows: 99% to the limited partners and 1% to the General Partner in PLM Equipment Growth Fund (EGF) I and PLM Passive Income Investors 1988-II; 95% to the limited partners and 5% to the General Partner in EGFs II, III, IV, V, VI, and PLM Equipment Growth & Income Fund VII (EGF VII); and 85% to the members and 15% to the manager in Fund I. PLM's interest in the cash distributions of Fund I will increase to 25% after the investors have received distributions equal to their invested capital. Net income is allocated to the General Partner subject to certain allocation provisions. FSI also receives a management fee on a per car basis at a fixed rate each month, plus an incentive management fee equal to 15% of "Net Earnings" over $750 per car per quarter from Covered Hopper Program 1979-1.

Most of the investment program agreements contain provisions for special allocations of the programs' gross income.

While none of the partners or members, including the General Partner and manager, are liable for program borrowings, and while the General Partner or manager maintains insurance against liability for bodily injury, death, and property damage for which an investment program may be liable, the General Partner or manager may be contingently liable for nondebt claims against the program that exceed asset values.

The summarized combined financial data for FSI's affiliates, in which FSI is the General Partner or manager, as of and for the period February 7, 2001 (date of inception) through December 31, 2001 is as follows (in thousands of dollars):

  Total assets            $229,358
       Total liabilities  $ 67,579
      Partners' equity    $161,779

     Total revenues       $ 91,085
      Total expenses      $ 70,688
      Net income          $ 20,397









                       MILPI HOLDINGS, LLC AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.     OTHER  ASSETS,  NET

Other assets, net, consists of the following as of December 31, 2001 (in thousands of dollars):

Cash surrender value of officers' life insurance policies  $2,343
Commercial and industrial equipment, net                      178
Prepaid expenses, deposits and other                          153
Furniture, fixtures, and equipment, net of accumulated
  depreciation of $1,071                                       85
                                                           ------
    Total other assets, net                                $2,759
                                                           ======


5.     WAREHOUSE  CREDIT  FACILITY

In April 2001, PLM entered into a $15.0 million warehouse facility, which is shared with PLM Equipment Growth Fund VI, PLM Equipment Growth & Income Fund VII, and Fund I, LLC, that allows PLM to purchase equipment prior to its designation to a specific program. Borrowings under this facility by the other eligible borrowers reduce the amount available to be borrowed by PLM. All borrowings under this facility are guaranteed by PLM. This facility provides for financing up to 100% of the cost of the asset. Interest accrues at prime or LIBOR plus 200 basis points, at the option of PLM. Borrowings under this facility may be outstanding up to 270 days. This facility was amended in December 2001 to lower the amount available to be borrowed to $10.0 million. This facility expires in April 2002. All borrowings must be repaid upon the expiration of this facility. PLM believes it will be able to extend the facility with similar terms upon the facility's expiration. As of December 31, 2001, PLM had no borrowings outstanding under this facility and there were no borrowings outstanding under this facility by any other eligible borrower.

6.     INCOME  TAXES

The provision for income taxes attributable to income from operations consists of the following (in thousands of dollars):

          Federal   State   Total
          --------  ------  ------
Current   $    551  $  193  $  744
Deferred       705     162     867
          --------  ------  ------
Total     $  1,256  $  355  $1,611
          ========  ======  ======


Amounts for the current year are based upon estimates and assumptions as of the date of this report and could vary significantly from amounts shown on the tax returns ultimately filed.

The difference between the effective rate and the expected federal statutory rate is reconciled below:

Federal statutory tax expense rate          34%
State income tax rate                        5
Income reportable at the partnership level  (7)
                                            ---
    Effective tax expense rate              32%
                                            ===



There are no net operating loss carryforwards for federal income tax purposes of alternative minimum tax credit carryforwards as of December 31, 2001.

The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities as of December 31 are presented below (in thousands of dollars):






                       MILPI HOLDINGS, LLC AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Deferred tax assets from continuing operations:
  Partnership Organization and Syndication costs  $ 8,300
  Federal benefit of state taxes                      735
  Other                                               329
                                                  --------
    Total gross deferred tax assets                 9,364
                                                  --------
  Less valuation allowance                         (8,594)
                                                  --------
  Net deferred tax assets                             770


Deferred tax liabilities:
  Partnership interests                            10,520
  Other                                                 1
                                                  --------
    Total deferred tax liabilities                 10,521
                                                  --------

      Net deferred tax liabilities                  9,751

    Total net deferred tax liabilities              9,751
                                                  ========


Management has reviewed all established interpretations of items reflected in its consolidated tax returns and believes that these interpretations require valuation allowances as described in SFAS No. 109, "Accounting for Income Taxes". The valuation allowance contained in the 2001 deferred tax account includes items that may result in future capital losses.

See  discussion  in  Note  7  relative  to  an  Internal  Revenue Service audit.


7.     COMMITMENTS  AND  CONTINGENCIES

LITIGATION

Two class action lawsuits which were filed against PLM and various of its wholly owned subsidiaries in January 1997 in the United States District Court for the Southern District of Alabama, Southern Division (the court), Civil Action No. 97-0177-BH-C (the Koch action), and June 1997 in the San Francisco Superior Court, San Francisco, California, Case No. 987062 (the Romei action), were fully resolved during the fourth quarter 2001.

The named plaintiffs were individuals who invested in PLM Equipment Growth Fund IV, PLM Equipment Growth Fund V (Fund V), PLM Equipment Growth Fund VI, and PLM Equipment Growth & Income Fund VII (the Partnerships), each a California limited partnership for which FSI acts as the General Partner. The complaints asserted causes of action against all defendants for fraud and deceit, suppression, negligent misrepresentation, negligent and intentional breaches of fiduciary duty, unjust enrichment, conversion, conspiracy, unfair and deceptive practices and violations of state securities law. Plaintiffs alleged that each defendant owed plaintiffs and the class certain duties due to their status as fiduciaries, financial advisors, agents, and control persons. Based on these duties, plaintiffs asserted liability against defendants for improper sales and marketing practices, mismanagement of the Partnerships, and concealing such mismanagement from investors in the Partnerships. Plaintiffs sought unspecified compensatory damages, as well as punitive damages.

In February 1999, the parties to the Koch and Romei actions agreed to monetary and equitable settlements of the lawsuits, with no admission of liability by any defendant, and filed a Stipulation of Settlement with the court. The court preliminarily approved the settlement in August 2000, and information regarding the settlement was sent to class members in September 2000. A final fairness hearing was held on November 29, 2000, and on April 25, 2001, the federal magistrate judge assigned to the case entered a Report and Recommendation recommending final approval of the monetary and equitable settlements to the federal district court judge. On July 24, 2001, the federal district court judge adopted the Report and Recommendation, and entered a final judgment approving the settlements. No appeal has been filed and the time for filing an appeal has run.




                    MILPI  HOLDINGS,  LLC  AND  SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The monetary settlement provides for a settlement and release of all claims against defendants in exchange for payment for the benefit of the class of up to $6.6 million, consisting of $0.3 million deposited by PLM and the remainder funded by an insurance policy. The final settlement amount of $4.9 million (of which PLM's share was approximately $0.3 million) was paid out in the fourth quarter of 2001 and was determined based upon the number of claims filed by class members, the amount of attorneys' fees awarded by the court to plaintiffs' attorneys, and the amount of the administrative costs incurred in connection with the settlement.

The equitable settlement provides, among other things, for: (a) the extension (until January 1, 2007) of the date by which FSI must complete liquidation of the Funds' equipment, except for Fund IV, (b) the extension (until December 31,
2004) of the period during which FSI can reinvest the Funds' funds in additional equipment, except for Fund IV, (c) an increase of up to 20% in the amount of front-end fees (including acquisition and lease negotiation fees) that FSI is entitled to earn in excess of the compensatory limitations set forth in the North American Securities Administrator's Association's Statement of Policy; except for Fund IV, (d) a one-time purchase by each of Funds V, VI and VII of up to 10% of that partnership's outstanding units for 80% of net asset value per unit at September 30, 2000; and (e) the deferral of a portion of the management fees paid to an affiliate of FSI until, if ever, certain performance thresholds have been met by the Funds. The equitable settlement also provides for payment of additional attorneys' fees to the plaintiffs' attorneys from Fund funds in the event, if ever, that certain performance thresholds have been met by the Funds. Following a vote of limited partners resulting in less than 50% of the limited partners of each of Funds V, VI and VII voting against such amendments and after final approval of the settlement, each of such Fund's limited partnership agreement was amended to reflect these changes. During the fourth quarter of 2001, the respective Funds repurchased limited partnership units from those equitable class members who submitted timely requests for repurchase.

PLM is involved as plaintiff or defendant in various other legal actions incidental to its business. Management does not believe that any of these actions will be material to the financial condition or results of operations of the Company.

LEASE  AGREEMENTS

PLM and its subsidiaries have entered into operating leases for office space. PLM's total net rent expense was $0.4 million in 2001. The portion of rent expense related to its principal office, net of sublease income of $0.4 million was $0.3 million in 2001. The remaining rent expense was related to other office space and rental yard operations.

Annual lease commitments for all of PLM's locations total $0.3 million in 2002 and 2003, $0.2 million in 2004 and $0.1 million in 2005.

CORPORATE  GUARANTEE

As of December 31, 2001, PLM had guaranteed certain obligations up to $0.4 million of a Canadian railcar repair facility, in which PLM has a 10% ownership interest.

EMPLOYMENT  AGREEMENTS

PLM entered into employment agreements with five individuals that require PLM to pay severance to these individuals up to two years of their base salaries and benefits if their employment is terminated after a change in control as defined in the employment agreement. As of December 31, 2001, the total future contingent liability for these payments was $0.2 million.

WAREHOUSE  CREDIT  FACILITY

See  Note  5  for  discussion  of  PLM's  credit  warehouse  facility.

INTERNAL  REVENUE  SERVICE  AUDIT

In March 2001, the Internal Revenue Service notified PLM that it would conduct an audit of certain Forms 1042, Annual Withholding Tax Return for U.S. Source Income of Foreign Persons. The audit relates to payments to unrelated foreign entities made by two partnerships in which PLM formerly held interests as the 100% direct and
                       MILPI HOLDINGS, LLC AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

indirect owner. One partnership's audit relates to Forms 1042 for the years 1997, 1998 and 1999, while the other partnership's audit relates to Forms 1042 for the years 1998 and 1999. The audits remain pending, with the Internal Revenue Service presently reviewing documents and information provided to it by PLM. The Internal Revenue Service has not proposed any adjustments to the Forms 1042,and management believes that the withholding tax returns will be accepted as filed. If the withholding tax returns are not accepted as filed by the Internal Revenue Service, the recipient foreign entities are legally obligated to indemnify PLM for any losses. If the withholding tax returns are not accepted as filed by the Internal Revenue Service, and the recipient foreign entities do not honor the indemnification, the Company's financial condition, results of operations, and liquidity would be materially impacted.

OTHER

PLM has life insurance policies on certain current and former employees, which had a $2.3 million cash surrender value as of December 31, 2001 and are included in other assets.


8.     PROFIT  SHARING,  401(K)  PLAN  AND  STOCK  OPTION  PLANS

The PLM Profit Sharing and 401(k) Plan (the "Plan") provides for deferred compensation as described in Section 401(k) of the Internal Revenue Code. The Plan is a contributory plan available to essentially all full-time employees of PLM in the United States. In 2001, PLM employees who participated in the Plan could elect to defer and contribute to the trust established under the Plan up to 9% of pretax salary or wages up to $10,500. PLM matched up to a maximum of $4,000 of PLM employees' 401(k) contributions in 2001 to vest in four equal installments over a four-year period. The Company's total 401(k) contributions, net of forfeitures, were $0.1 million for 2001.

Profit-sharing contributions are allocated equally among the number of eligible Plan participants. There was no profit-sharing contributions accrued in 2001.

PLM had two nonqualified stock option plans that reserved up to 780,000 shares of PLM's common stock for key employees and directors. Under these plans, the price of the shares issued under an option must be at least 85% of the fair market value of the PLM common stock at the date of grant. Vesting of the options granted under these plans occurred in three equal installments of 33.3% per year, initiating from the date of the grant. Prior to the completion of the Tender Offer by MAC, PLM's Board of Directors voted to immediately vest all options outstanding under these plans. As of December 31, 2001, grants could no longer be made under either the employee or directors' plan.

In May 1998, PLM's Board of Directors adopted the 1998 Management Stock Compensation Plan, which reserved 800,000 shares (in addition to the 780,000 shares above) of PLM's common stock for issuance to certain management and key employees of PLM upon the exercise of stock options. The completion of the Tender Offer by MAC in February 2201 was deemed a change in control in accordance with the terms of the 1998 Management Stock Compensation Plan and all options that had been granted immediately vested.

In  February  2000,  PLM's  Board of Directors adopted the 2000 Management Stock
Compensation Plan, which reserved 70,000 shares with respect to which options may be granted under the 2000 Directors' Plan. In February 2000, each non-employee director of PLM was granted an option to purchase 8,000 shares of common stock under this Plan. Prior to completion of the Tender Offer by MAC, PLM's Board of Directors voted to immediately vest all options outstanding under this plan.

Concurrent with the completion of the Tender Offer by MAC in February 2001, PLM redeemed all vested options currently outstanding. PLM paid the difference between the grant price of the option and $3.46 (the amount offered for PLM shares in the Tender Offer). The total cash paid to redeem all outstanding options was $0.9 million.

As of December 31, 2001, the 1998 Management Stock Compensation Plan and the 2000 Management Stock Compensation Plan continued to be in effect. There were no options outstanding under either of these plans at December 31, 2001.

                       MILPI HOLDINGS, LLC AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9.     TRANSACTIONS  WITH  AFFILIATES

In addition to various fees payable to PLM or its subsidiaries, the affiliated programs reimburse PLM for certain expenses, as allowed in the program agreements. Reimbursed expenses totaling $1.8 million in 2001 have been recorded as reductions of operations support or general and administrative expenses. Outstanding amounts are paid under normal business terms. As of December 31, 2001, the Company had receivables from affiliates of $1.0 million, which represented unpaid management fees.

10.     RISK  MANAGEMENT

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and receivables from affiliated entities.

The Company places its temporary cash investments with financial institutions and other creditworthy issuers and limits the amount of credit exposure to any one party. The Company's involvement with the management of the receivables from affiliated entities limits the credit exposure from affiliated entities.

In 2001, Professional Lease Management Fund 1, LLC, PLM Equipment Growth Fund VI and PLM Equipment Growth and Income Fund VII, accounted for 26% of total revenues. No other customer accounted for over 10% of revenue in 2001.

As of December 31, 2001, management believes the Company had no other significant concentrations of credit risk that could have a material adverse effect on the Company's business, financial condition, or results of operations.

11.     GEOGRAPHIC  INFORMATION

All of the Company's revenues for the period from February 7, 2001 (date of inception) through December 31, 2001 were recognized from entities domiciled in the United States and all of the Company's long-lived assets are located in the United States.

12.  ESTIMATED  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

The estimated fair value of amounts reported in the consolidated financial statements has been determined by using available market information and appropriate valuation methodologies. The carrying value of all current assets and current liabilities approximates fair value because of their short-term nature.

13.     QUARTERLY  RESULTS  OF  OPERATIONS  (UNAUDITED)

The following is a summary of the quarterly results of operations of the Company for the period February 7, 2001 (date of inception) through December 31, 2001(in thousands of dollars):

                                                           March   June    September   December   Total
                                                              31,     30,         30,        31,
                                                           ------  ------  ----------  ---------  -------
Revenue                                                    $2,077  $2,406  $    3,600  $   2,293  $10,376


Net income                                                 $  775  $  824  $    1,275  $      73  $ 2,947


Net income per weighted-average common share outstanding:  $   39  $   40  $       64  $       4  $   147



In the third quarter of 2001, PLM earned acquisition and lease negotiation fees of $1.8 million, which resulted in after-tax net income of $1.1 million.



                       MILPI HOLDINGS, LLC AND SUBSIDIARY
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS

14.     SUBSEQUENT  EVENTS

On February 6, 2002, MILPI completed its acquisition of PLM through the acquisition of the remaining 17% of the outstanding PLM common shares and by effecting a merger of PLM into MAC. The merger was completed when MILPI obtained approval of the merger from PLM's shareholders pursuant to a special shareholders' meeting. The remaining interest was purchased for approximately $4.4 million. Concurrent with the completion of the merger, PLM ceased to be publicly traded.

On February 11, 2002, the Company entered into separate promissory notes with AFG Investment Trusts C and D, both shareholders in MILPI, loaning those entities an aggregate of $1.3 million. The loans are unsecured and have a term of 364 days. Interest accrues at LIBOR plus 200 basis points.

On March 12, 2002, the Company declared and paid a cash dividend of approximately $2.7 million to its shareholders, the Trusts.